Exhibit 5.1

February 3, 2026

Stardust Power Inc.

15 E. Putnam Ave, Suite 378

Greenwich, CT 06830

Re: Stardust Power, Inc. - Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the resale of an aggregate of 1,896,998 shares (the “Securities”) of common stock, par value $0.0001 per share (the “Common Stock”), of Stardust Power, Inc., a Delaware corporation (the “Company”).

All of the Securities are being registered on behalf of certain stockholders of the Company (each a “Selling Stockholder” and collectively, the “Selling Stockholders”). The Securities consist of (i) 1,450,000 shares of Common Stock convertible upon the issuance of a senior secured convertible promissory note in the aggregate principal amount of $4,800,000, which was issued with an twenty percent (20.0%) original issue discount (the “Note”) purchased by a Selling Stockholder (the “Investor Selling Stockholder”) in a private placement transaction that closed on December 23, 2025 (the “Private Placement”) (the “Convertible Shares”); (ii) 411,245 shares of Common Stock issuable upon the exercise of outstanding warrants (the “Common Warrants”) to purchase shares of Common Stock purchased by the Investor Selling Stockholder in the Private Placement (the “Common Warrant Shares”); and (iii) 35,753 shares of Common Stock issued to B. Riley Principal Capital II LLC (“B. Riley”) pursuant to that certain letter agreement between the Company and B. Riley dated December 9, 2025 (the “B. Riley Settlement Agreement”). Capitalized terms used herein but not otherwise defined have the meanings set forth in the Registration Statement.

As counsel to the Company, we have examined the Registration Statement, the Note, the Common Warrants, and the B. Riley Settlement Agreement and the originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the filing of the Registration Statement as it relates to the Convertible Shares, Common Warrant Shares and the B. Riley Settlement Agreement shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

We have assumed that, at or prior to the time of the delivery of any of the shares of Common Stock, there will not have occurred any change in the law or the facts affecting the validity of the shares of Common Stock.

Based upon and subject to the foregoing, we are of the opinion that (i) the Convertible Shares have been duly authorized for issuance and are validly issued, fully paid and nonassessable, (ii) the Common Warrant Shares have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Warrants, including the payment of the exercise price therefor, will be validly issued, fully paid and nonassessable, and (iii) the B. Riley Settlement Agreement shares have been duly issued, delivered and paid for in accordance with the terms of the B. Riley Settlement Agreement.

The opinions expressed herein with respect to the Shares are limited solely to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction, with respect to the Shares.

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036

T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very Truly Yours,

/s/ Sichenzia Ross Ference Carmel LLP
Sichenzia Ross Ference Carmel LLP

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036

T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW